[EXECUTION COPY]

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                            ASSET PURCHASE AGREEMENT


                                      among


                           THE COLUMBIA HOUSE COMPANY


                                       and


                              AUDIO BOOK CLUB, INC.





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                             Dated December 30, 1998

                     ---------------------------------------








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


                                TABLE OF CONTENTS

                                                                          Page #
                                                                          ------

ARTICLE 1.  SALE OF ASSETS...................................................  1
         1.1      Sale and Purchase of Assets................................  1

ARTICLE 2.  CLOSING, PURCHASE PRICE, LIABILITIES.............................  4
         2.1      Closing....................................................  4
         2.2      Purchase Price.............................................  5
         2.3      Liabilities................................................  5
         2.4      Instruments of Conveyance and Transfer.....................  6
         2.5      Ancillary Agreements.......................................  6

ARTICLE 3.  REPRESENTATIONS AND WARRANTIES OF SELLER.........................  7
         3.1      Organization and Qualification.............................  7
         3.2      Authority to Effect Transactions...........................  7
         3.3      Effect of Agreements.......................................  7
         3.4      Government Approvals.......................................  7
         3.5      Financial Statements.......................................  8
         3.6      Absence of Certain Developments............................  8
         3.7      Title to Properties, Absence of Liens and Encumbrances.....  8
         3.8      Masterfile Database........................................  9
         3.9      Inventory..................................................  9
         3.10     Accounts Receivable........................................  9
         3.11     List of Contracts..........................................  9
         3.12     Litigation.................................................  9
         3.13     Compliance With Law; Permits............................... 10
         3.14     Affiliated Parties......................................... 10
         3.15     Broker's or Finders' Fees.................................. 10
         3.16     Investment Intent.......................................... 10

ARTICLE 4.  REPRESENTATIONS AND WARRANTIES OF BUYER.......................... 11
         4.1      Organization............................................... 11
         4.2      Authority to Effect Transactions........................... 11
         4.3      Effect of Agreements....................................... 11
         4.4      Shares..................................................... 11
         4.5      Title to Shares............................................ 12
         4.6      SEC Filings; Financial Statements.......................... 12
         4.7      Capitalization............................................. 12
         4.8      Certificate of Incorporation............................... 13
         4.9      Absence of Certain Developments............................ 13

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         4.10     Litigation................................................. 13
         4.11     Governmental Approvals..................................... 13
         4.12     Broker's or Finder's Fees.................................. 13

ARTICLE 5.  COVENANTS ....................................................... 14

         5.1      Covenants of Seller........................................ 14
         5.2      Covenants of Buyer......................................... 15
         5.3      Hart-Scott-Rodino.......................................... 16
         5.4      Confidentiality............................................ 16
         5.5      Allocation of Purchase Price............................... 17
         5.6      Preparation of Certain Financial Information............... 17
         5.7      Further Assurances......................................... 18
         5.8      No Solicitation; Acquisition Proposals..................... 19
         5.9      Employees.................................................. 19
         5.10     Reasonable Efforts; Additional Actions..................... 19
         5.11     Notification of Certain Matters............................ 20

ARTICLE 6.  CONDITIONS PRECEDENT ............................................ 20
         6.1      Conditions Precedent to the Obligations of Buyer........... 20
                  (a)      Accuracy of Representations and Warranties........ 20
                  (b)      Material Adverse Change........................... 20
                  (c)      Compliance with Covenants......................... 20
                  (d)      Opinion of Counsel for Seller..................... 20
                  (e)      Legal Actions or Proceedings...................... 20
                  (f)      Regulatory Approvals.............................. 21
                  (g)      Ancillary Agreements.............................. 21
                  (h)      Supporting Documents.............................. 21
                  (i)      Seller Financial Statements....................... 21
         6.2      Conditions Precedent to the Obligations of Seller.......... 21
                  (a)      Accuracy of Representations and Warranties........ 21
                  (b)      Buyer Material Adverse Change..................... 21
                  (c)      Compliance with Covenants......................... 21
                  (d)      Opinions of Counsel for Buyer..................... 21
                  (e)      Legal Actions or Proceedings...................... 22
                  (f)      Seller Released................................... 22
                  (g)      Ancillary Agreements.............................. 22
                  (h)      Supporting Documents.............................. 22

         ARTICLE 7.  INDEMNIFICATION......................................... 22
         7.1      Indemnity by Seller........................................ 22

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         7.2      Indemnity by Buyer......................................... 23
         7.3      Defense of Claims.......................................... 24
         7.4      Exclusive Remedies......................................... 25
         7.5      Survival................................................... 25
         7.6      Damages.................................................... 25
         7.7      Owners or Affiliates of Seller............................. 26
         7.8      Put Amount................................................. 26

ARTICLE 8.  TERMINATION...................................................... 27
         8.1      Termination................................................ 27
         8.2      Effect of Termination...................................... 27

ARTICLE 9.  MISCELLANEOUS.................................................... 28
         9.1      Bulk Sales Laws............................................ 28
         9.2      Expenses................................................... 28
         9.3      Further Actions............................................ 28
         9.4      Entire Agreement; Modification............................. 28
         9.5      Notices.................................................... 28
         9.6      Waiver..................................................... 29
         9.7      Binding Effect; Assignment................................. 30
         9.8      Separability............................................... 30
         9.9      Headings................................................... 30
         9.10     Counterparts............................................... 30
         9.11     Return of Information...................................... 30
         9.12     Sections of Disclosure Schedule............................ 31
         9.13     Incorporation by Reference................................. 31
         9.14     Governing Law.............................................. 31


                                      -iii-


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                   DISCLOSURE SCHEDULES, EXHIBITS AND ANNEXES


                         SECTIONS OF DISCLOSURE SCHEDULE

Schedule 1.1(a)(viii)  Analytical Files
Schedule 2.3           Liabilities
Schedule 3.3           Effect of Agreements
Schedule 3.5           Financial Statements
Schedule 3.6           Absence of Certain Developments
Schedule 3.7           Title to Properties, Absence of Liens and Encumbrances
Schedule 3.8           Masterfile Database
Schedule 3.11          List of Contracts and Other Data
Schedule 3.12          Litigation
Schedule 4.7           Capitalization
Schedule 4.8           Certificate of Incorporation
Schedule 4.9           Absence of Certain Developments
Schedule 5.1           Covenants of Seller
Schedule 5.2           Covenants of Buyer

                       EXHIBITS

Exhibit A              Bill of Sale, Assignment and Assumption Agreement
Exhibit B              Mailing Agreement
Exhibit C              Registration and Shareholder Rights Agreement
Exhibit D              Non-Compete Agreement
Exhibit E              Transitional Services Agreement
Exhibit F              Warrant
Exhibit G(1)           Buyer Press Release
Exhibit G(2)           Seller Press Release

                       ANNEXES

Annex A                Form of opinion of Paul, Weiss, Rifkind, Wharton &
                       Garrison
Annex B                Form of opinion of Andrew J. Gerber, Esq.
Annex C                Form of opinion Werbel & Carnelutti/Atlas, Pearlman,
                       Trop & Borksin

                            ASSET PURCHASE AGREEMENT


     AGREEMENT, dated as of December 30, 1998, between Audio Book Club, Inc., a Florida corporation ("Buyer"), and The Columbia House Company, a New York general partnership ("Seller").

                              W I T N E S S E T H:

     WHEREAS, Seller operates a business for the direct marketing of audio books by mail, through "Columbia House Audio Book Club," a membership club (the "Business"), and owns or has the right to use, among other assets, certain databases, licenses, inventory and goodwill relating thereto; and

     WHEREAS,  Buyer  desires to acquire  those assets of Seller as set forth in
Section 1.1(a) herein, and Seller desires to sell such assets to Buyer, upon the terms and subject to the conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the representations, warranties, convents and agreements contained herein, and intending to be legally bound hereby, Seller and Buyer agree as follows:


                                   ARTICLE 1.
                                 SALE OF ASSETS

     1.1 Sale and Purchase of Assets. (a) Upon the terms and subject to the conditions set forth in this Agreement, including receipt of necessary Consents (as defined in Section 1.1(b) hereof) for the assignment of Contested Assets (as defined in Section 1.1(b) hereof), on the Closing Date (as defined in Section
2.1 hereof), Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Seller, all of Seller's right, title and interest at the Closing Date in and to those assets exclusively relating to the Business and listed in clauses (i) - (ix) below, and those additional assets referred to in Section 1.1(b) hereof (only to the extent provided herein), but excluding those assets referred to in Section 1.1(c) below (all said assets exclusively relating to the Business to be sold, conveyed, transferred, assigned and delivered being hereinafter collectively referred to as the "Purchased Assets"):

          (i) Seller's Audio Book Club masterfile database, including, without limitation, all (active and inactive) customer (member) data (including addresses), sales/returns transaction history, payment history, promotional marketing data and history, and collections history (such data being hereinafter collectively referred to as the "Masterfile Database");

          (ii) the proprietary "800" telephone number exclusively relating to the Business;

          (iii) Seller's inventories of (A) audio books, (B) premium merchandise, if any, (e.g., audio cassette players) and (C) manufacturing components, in each such case relating exclusively to audio book club new member recruitment and not imprinted with the name "Columbia House" or any related marks or derivations thereof, in each case wherever located (the "Inventory");

          (iv) Seller's inventory of brochures, sales literature, creative advertising materials, art work, promotional material and other selling material in each case exclusively relating to the Business, wherever situated, including, but not limited to, book cover images and title copy descriptions (collectively, the "Promotional Assets"); provided, however, Seller will not be required to transfer to Buyer any materials containing the name "Columbia House", any other name used by Seller, or any related marks or derivations thereof (collectively, "Seller Marks"), subject to the next sentence. If any creative materials, duplicating film or other "master" duplicating materials constituting Promotional Assets contain Seller Marks, Seller will so advise Buyer and will make printed copies of the materials concerned available for Buyer's review. If Buyer so elects in respect of any such materials, Seller will transfer them to Buyer but may delete the Seller Marks from them at Buyer's expense;

          (v) Papers, documents (including printed or computerized copies of information stored in electronic forms such as computer disks, CD Rom, computer tape, computer hard drive and the like), instruments, books and records, files, books of account and other records by which the Purchased Assets might be identified or rights with respect thereto enforced. Seller shall not be required to deliver such items listed in this Section
     1.1(a)(v) to the extent that such delivery would violate (i) any confidentiality agreement to which Seller is a party, or bound by, or (ii) any legal privilege; provided, that in the case of clause (i) Seller shall use those efforts prescribed in Section 1.1(b) herein to obtain the consent of the parties to the relevant confidentiality agreements to the transfer of such items;

          (vi) the rights of Seller under all such contracts, agreements or commitments exclusively relating to the Business, including, without limitation, license agreements, marketing agreements (including, without limitation, agreements relating to rights to list rentals, package inserts and ride alongs), noncompetition agreements, confidentiality agreements and vendor agreements;

          (vii) all accounts receivable of the Business net of credits due to customers, and all payments made relating thereto after the Closing Date;

          (viii) a complete set of analytical files, as set forth on Schedule 1.1(a)(viii) hereto, relating exclusively to audio book club members and analysis and testing files of other Columbia House Members as to audio books only; and

          (ix)  current   backorder   files  and   collections   files  relating
     exclusively to audio book club accounts.

     Promptly following the Closing Date, Seller shall provide Buyer with a certificate to the effect that all amounts required to be refunded to customers have been refunded.

     (b) Notwithstanding anything to the contrary contained in this Agreement, to the extent that the sale, assignment, transfer, conveyance or delivery to Buyer of any of the assets set forth in Sections 1.1(a)(ii), (iii)(A), (iii)(C),
(iv), (v) and (vi) herein is prohibited by any applicable law or would require any governmental or third party consent, authorization, waiver or approval (collectively, "Consents"), and any such Consent shall not have been obtained on or prior to the Closing Date, Seller shall assign the assets concerned to Buyer on a quitclaim, "as is, where is" basis, without liability; provided, that, if any third party contests, in writing, the assignment of the assets concerned (the "Contested Assets"), or such third party commences any legal action regarding the same, then Buyer and Seller shall cooperate in obtaining such Consent in accordance with the next paragraph. If the parties hereto are unable to obtain such Consent within 30 business days of notice to either of them of such third party claim (such date of notice, the "Notice Date"), then the assignment concerned shall be deemed void ab initio (the "Retroactive Cancellation Date") unless otherwise agreed by Seller in writing and shall be governed by the next paragraph. Any such assignment may be made void ab initio before the end of that 30-day period by notice from either party to the other if the notifying party considers such action advisable to avoid exposure to material liability or other material detriment to its business or to the business of any of its owners or affiliates, and considers such exposure reasonably likely, in its sole and absolute discretion (which will be exercised in good faith). From and after the Notice Date, Buyer shall not exercise (and Seller shall not be obligated under the Transitional Services Agreement to exercise on Buyer's behalf) any rights with respect to the Contested Asset in question, unless and until the relevant Consent shall have been obtained.

     To the extent that the sale, assignment, transfer, conveyance or delivery to Buyer of any of the Contested Assets is deemed void ab initio pursuant to the forgoing paragraph, this Agreement shall not constitute a sale, assignment, transfer, conveyance or delivery thereof, nor create any obligation to sell, assign, transfer, convey or deliver such assets, nor shall failure to obtain any such Consent prior or subsequent to the Closing Date give rise to a breach of this Agreement or the failure of a condition to Buyer's obligations to consummate the transactions contemplated hereby, or entitle Buyer to adjust the Purchase Price (as defined in Section 2.2(c) hereof); provided, further, no Contested Asset for which the assignment was deemed void ab initio shall constitute a Purchased Asset until such Consent has been obtained in accordance with the next sentence. Following the Notice Date, Seller's sole and exclusive obligation in connection with any such Consent shall be to make a reasonable number of oral and/or written requests or any other action reasonably requested by Buyer in writing (subject to the limitation set forth in the penultimate sentence of this Section 1.1(b)), to any party whose Consent is necessary for the sale, assignment, transfer, conveyance or delivery to Buyer of any of the Contested Assets, and the parties shall cooperate with one another to obtain promptly such Consents. Pending any such Consent, the parties shall cooperate with each other in any reasonable and lawful arrangements to provide Buyer the economic benefits and liabilities of use of such Contested Assets which arrangements shall be at Buyer's expense. Once any such Consent is obtained, Seller shall, at its own expense, promptly assign, transfer, convey and deliver such Contested Assets to Buyer for no additional consideration. Buyer shall indemnify Seller against any liabilities arising from Buyer's use of any such assets on or after the Closing Date in accordance with Article 7 hereof. The Seller shall not be obligated to incur any costs in connection with obtaining any Consent except for incidental costs associated with Seller's obligations as set forth in this Section 1.1(b) (e.g., Seller shall not be required to pay any party to a contract, agreement, license or other commitment for any Consent). Notwithstanding anything to the contrary contained in this Agreement, Seller shall not use, sell, give away, rent, liquidate, assign, transfer, convey or deliver any Purchased Assets (including Contested Assets) after the Closing Date (as defined in Section 2.1 herein) except as otherwise provided for herein or in the Transitional Services Agreement.

     (c) Anything herein contained to the contrary notwithstanding, all other rights, interests, properties and assets of Seller not specifically referred to in Section 1.1(a) herein are specifically excluded from the Purchased Assets and shall be retained by Seller (all such other rights, interests, properties and assets of Seller not specifically covered pursuant to Section 1.1(a), "Excluded Assets"), including, without limitation:

          (i) all rights in and to the name "Columbia House" and all related marks and derivations thereof;

          (ii) all owned and leased personal property not specifically acquired pursuant to Section 1.1(a), including, without limitation, all computer software;

          (iii) all owned and leased real property; and

          (iv) cash and cash equivalents.


                                   ARTICLE 2.
                      CLOSING, PURCHASE PRICE, LIABILITIES

     2.1 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Werbel & Carnelutti, 711 Fifth Avenue, New York, or at such other location as may be mutually agreed upon by the parties hereto, on December 31, 1998, or, if later, the first business day following the date on which all of the conditions set forth in Sections 6.1 and 6.2 hereof have been satisfied or waived, or such other date as shall be mutually agreed upon in writing by the parties hereto (such date and time of closing being herein called the "Closing Date").

     2.2 Purchase Price. As consideration for the Purchased Assets, Buyer shall:

     (a) pay to Seller $32,750,000 as follows: (i) $30,750,000 in cash by wire transfer in immediately available funds at the Closing (the "Cash Amount"); and
(ii) $2,000,000 by Seller's retention of the first $2,000,000 actually collected by Seller on account of the accounts receivable under the Transitional Services Agreement (as defined below), whether or not such accounts receivable are included in the Purchased Assets (with the next $108,000 so collected by Seller to be retained by Seller to be applied to payment of applicable sales taxes);

     (b) deliver at the Closing one or more stock certificates evidencing in the aggregate 325,000 shares (the "Shares") of common stock of Buyer (the "ABC Common Stock"), no par value. The Shares shall have the rights, and be subject to the obligations, as more fully set forth in the Rights Agreement (as defined below);

     (c) deliver at the Closing one or more warrants (the "Warrant", and, together with the Cash Amount and the Shares, the "Purchase Price") to purchase in the aggregate 100,000 shares of ABC Common Stock at an exercise price per share of ABC Common Stock equal to $11.125 (the "Exercise Price"), exercisable during the period from the Closing Date to the fifth anniversary of the Closing Date, with such other terms as are set forth in the Warrant; and

     (d) simultaneously with the execution of this Agreement, Buyer shall pay to Seller $500,000 (the "Transaction Fee") by wire transfer in immediately available funds, which amount shall be used to (i) reduce the Purchase Price payable at the Closing Date by a like amount or (ii) in the case the penultimate sentence of Section 8.2 shall apply, satisfy the obligations of Buyer pursuant thereto. The Transaction Fee will be non-refundable except in the event of the termination of this Agreement under Sections 8.1(a), (c), (d) or (e).

     2.3 Liabilities. (A) Buyer shall not assume or be bound by any duties, responsibilities, obligations or liabilities of Seller or the Business of any kind or nature, known, unknown, contingent or otherwise (including, without limitation, any benefit plan maintained by Seller, any trade payables or any professional fees), except as specifically set forth on Schedule 2.3 attached hereto. Such liabilities retained by Seller are herein referred to as "Retained Liabilities" and such liabilities expressly assumed by Buyer in Schedule 2.3 are herein referred to as "Assumed Liabilities." The parties agree to indemnify and hold each other harmless against any and all Retained Liabilities and Assumed Liabilities in accordance with Article 7 hereof.

     (B)  Anything  herein  contained  to  the  contrary  notwithstanding,   the
following liabilities of Seller are specifically excluded from the Assumed Liabilities and shall constitute Retained Liabilities:

          (i) Any and all income, franchise, sales, use, property, payroll, employment, transfer and any other taxes, charges, fees, levies, imports, duties, licenses or other assessments, together with interest, penalties and any other additions to tax or additional amounts imposed by any governmental or taxing authority, or liability for such amounts as a result of Seller being a member of an affiliated, consolidated, combined or unitary group or being a party to any agreement or arrangement whereby Seller may be liable for Taxes of any other person for any period prior to (or up to and including) the close of business on the day prior to the Closing Date;

          (ii) Any and all employment or consulting agreements, executive compensation plans, collective bargaining agreements, bonus plans, guaranteed bonus arrangements, deferred compensation agreements, employee pension plans or retirement plans, employee profit sharing plans, employee stock purchase and stock option plans, group life insurance, hospitalization insurance or other plans or arrangements providing for benefits to employees of Seller; and

          (iii) Any and all credits due to customers arising prior to the Closing Date in respect of which accounts receivable otherwise included in the Purchased Assets are reduced pursuant to Section 1.1(a)(vii) herein.

     2.4 Instruments of Conveyance and Transfer. At Closing, (x) Seller shall execute and deliver to Buyer (i) a bill of sale in the form included in the form of the Bill of Sale, Assignment and Assumption Agreement annexed hereto as Exhibit A (the "Bill of Sale") and (ii) such other documents of transfer that Buyer may reasonably request, transferring to Buyer the assets to be acquired by Buyer under the terms of this Agreement and (y) Buyer shall execute (i) the Bill of Sale and (ii) all other documents reasonably requested.

     2.5 Ancillary Agreements. In connection with the transactions contemplated hereby, Buyer and Seller hereby covenant and agree to enter into at the Closing, as applicable, (i) the Mailing Agreement in the form annexed hereto as Exhibit B (the "Mailing Agreement"), (ii) the Registration and Shareholder Rights Agreement in the form annexed hereto as Exhibit C (the "Rights Agreement"),
(iii) the Non-Compete Agreement in the form annexed hereto as Exhibit D (the "Non-Compete Agreement"), (iv) the Transitional Services Agreement in the form annexed hereto as Exhibit E (the "Transitional Services Agreement") and (v) the Warrant in the form annexed hereto as Exhibit F. The Warrant, collectively with the Transitional Services Agreement, the Non-Compete Agreement, the Mailing Agreement, the Rights Agreement and the Bill of Sale, the "Ancillary Agreements").

                                   ARTICLE 3.
                    REPRESENTATIONS AND WARRANTIES OF SELLER

     As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, Seller represents and warrants to Buyer as follows:

     3.1 Organization and Qualification. Seller is a general partnership duly organized and validly existing under the laws of the State of New York, with full organizational power and authority to own or lease its properties and assets and to conduct its business as presently conducted.

     3.2 Authority to Effect Transactions. Seller has all requisite organizational power and authority to execute, deliver and perform this Agreement and the Ancillary Agreements. All necessary partnership action on the part of Seller has been duly taken to authorize the execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements. This Agreement has been duly authorized, executed and delivered by Seller, and is the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms. Each of the Ancillary Agreements has been duly authorized by Seller and, upon execution and delivery by Seller, as contemplated hereby, will be the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

     3.3 Effect of Agreements. Except, in the case of clause (i) for any such violation, conflict, breach or default as would not be material, and except as set forth on Schedule 3.3, and assuming the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "Act"), the execution and delivery by Seller of this Agreement and the Ancillary Agreements, and the performance by Seller of its obligations hereunder and thereunder, will not (i) violate any provision of law, any order of any court or other agency of government, or any judgment, award or decree or any indenture, agreement, permit or other instrument in each case to which Seller is a party, or by which Seller or any of the Purchased Assets are bound or affected, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under, any such indenture, agreement, permit or other instrument, or (ii) result in the creation or imposition of any material lien, charge, security interest or encumbrance of any nature whatsoever upon any of the Purchased Assets.

     3.4 Government Approvals. No approval, authorization, consent, order or action of or filing with any court, administrative agency or other governmental authority is required for the execution and delivery by Seller of this Agreement or any of the Ancillary Agreements or the consummation by Seller of the transactions contemplated hereby or thereby except for termination of any applicable waiting period under the Act or where the failure to obtain any approval, authorization, consent, order or action of or make a filing with any court, administrative agency or other governmental authority would not be material.

     3.5 Financial  Statements.  The Audited Financial Statements (as defined in
Section 5.6 hereof) will be prepared from and in accordance with the books and records of the Business, will be prepared in accordance with generally accepted accounting principles consistently applied and will fairly present in all material respects the financial position of the Business as of December 20, 1996 and December 19, 1997, as appropriate, and the results of its operations for the periods then ended in accordance with generally accepted accounting principles. The Financial Statements (as defined in Section 5.6 hereof) will be prepared on a basis consistent with the preparation of the Audited Financial Statements (other than for normal year-end audit adjustments and the exclusion of notes and other disclosures that may be required in audited annual financial statements). Set forth on Schedule 3.5 hereto is certain additional financial information with respect to Seller. Notwithstanding the foregoing, the Seller Financial Statements will not necessarily be indicative of results that would have occurred if the Business had been a separate stand-alone entity during the periods presented or of the future results of the Business.

     3.6 Absence of Certain Developments. Since December 19, 1997 through the date hereof, except as otherwise set forth on Schedule 3.6 hereto and except for the transactions contemplated hereby, Seller has: (i) maintained its audio book club membership lists and its promotions to those lists and its new member acquisition programs consistent with past practices; (ii) maintained its policies with respect to the accounts receivable of the Business consistent with past practices and has not accelerated collection efforts or made changes in income recognition practices; (iii) continued to acquire inventory necessary for the operation of the Business as a going concern, consistent with past practice, and has not had any material write-downs or instituted any material changes with respect to its policies on scrapping obsolete merchandise; (iv) not entered into any long term agreements for rental of its audio book club mailing lists; (v) not terminated or revoked any Material Contract (as defined in Section 3.11 herein) except in Seller's reasonable business judgment; and (vi) not, except in connection with this Agreement and the transactions contemplated hereby, suffered any material adverse change with respect to the Purchased Assets taken as a whole (a "Material Adverse Change"); provided that a change in economic conditions or response declines or any other changes in sales behavior which are not related to policy or promotional changes instituted by Seller shall not be deemed to give rise to a Material Adverse Change; and provided, further, that the effects of competition or changes in prices of products shall not constitute a Material Adverse Change. Further, Seller has not entered into any agreement or commitment to take any action not consistent with clauses (i) through (v) herein.

     3.7 Title to Properties, Absence of Liens and Encumbrances. Except as set forth on Schedule 3.7 hereto, Seller has good and marketable title to all the Purchased Assets, free and clear of all liens, charges, pledges, security interests or other encumbrances of any nature whatsoever, subject to restrictions on assignment or use in any agreements relating to any Purchased Assets.

     3.8 Masterfile Database. Set forth on Schedule 3.8 hereto is true and correct information describing certain contents of the Masterfile Database as of the date hereof.

     3.9 Inventory. The Inventory of Seller to be transferred pursuant to this Agreement consists of audio book manufacturing components and merchantable finished goods, and premium merchandise as provided in Section 1.1(a)(iii) herein, all of which is fit in all material respects for the purpose for which it was procured or manufactured.

     3.10 Accounts Receivable. The accounts receivable of Seller are reflected in all material respects properly on its books and records and are valid receivables subject to no material setoffs or counterclaims, except customer adjustments, returns and bad debts occurring in the normal course of the Business. Seller does not make any warranty or representation regarding the collection of those receivables by Buyer.

     3.11 List of Contracts. Annexed as Schedule 3.11 hereto is a list setting forth as of the date hereof with respect to the Purchased Assets, and relating exclusively thereto, the following:

          (i) All material license agreements, marketing agreements (including, without limitation, agreements relating to rights to list rentals, package inserts and ride alongs), noncompetition agreements, confidentiality agreements and vendor agreements; and

          (ii) all contracts and commitments, whether oral or written, if any, to which Seller is or may become a party or to which Seller or any of its assets are or may become subject and which are not specifically referred to in this Section 3.11, and which is a contract or group of related contracts which involve payments by or to Seller exceeding $25,000 per annum in amount.

     True and complete copies of all documents and complete descriptions of all oral contracts (if any) referred to in Schedule 3.11 hereto (collectively, the "Material Contracts") have been provided or made available to Buyer and its counsel. Except as set forth in Schedule 3.11 hereto, (i) Seller is not in material breach or default of any of the Material Contracts and, to the Knowledge of Seller, no other party to any of the Material Contracts is in material breach or default thereunder, and (ii) no event has occurred with respect to Seller or, to the Knowledge of Seller, any other party thereto which, with notice or lapse of time, would constitute a material breach or default or permit termination or modification thereof. "Knowledge" with respect to Seller, shall mean the actual knowledge of Richard C. Wolter, Mark J. Osterer and Andrew
J. Gerber.

     3.12  Litigation.  As of the date  hereof,  except as set forth in Schedule
3.12 hereto, there is no action, suit, investigation or proceeding pending or, to the Knowledge of Seller, threatened in writing against or affecting Seller before any court or by or before any governmental body or arbitration board or tribunal, the outcome of which individually or in the aggregate would have a Material Adverse Change or would enjoin or prevent the consummation of the transactions contemplated by this Agreement.

     3.13 Compliance With Law; Permits. Except as would not result in a Material Adverse Change, the conduct of the Business with respect to the Purchased Assets by Seller does not violate any federal, state or local laws, statutes, ordinances, rules, regulations, decrees, orders, permits or other similar items in force on the date hereof that are applicable to the Purchased Assets. No material governmental licenses, franchises or permits are required under applicable law as of the date hereof for the conduct of the Business with respect to the Purchased Assets by Seller.

     3.14  Affiliated  Parties.  No  affiliate  of the  Seller is a party to, or
beneficiary   under,  any  Material   Contract  nor  are  any  Purchased  Assets
transferred hereunder held by, or in the name of, any affiliate of the Seller.

     3.15 Broker's or Finders' Fees. Seller has not employed, or consulted with, any investment banker, financial advisor, broker or finder in connection with the transactions contemplated by this Agreement, except for The Chase Manhattan Bank ("Chase"), or incurred any liability for any investment banking, business consultancy, financial advisory, brokerage or finders' fees or commissions in connection with the transactions contemplated hereby, except for fees that may be payable to Chase, all of which such fees, if any, including any finder's fee, brokerage commission or similar payment, have been or will be paid by Seller.

     3.16  Investment  Intent.  Except  as  otherwise  provided  in  the  Rights
Agreement, Seller is acquiring the Shares which are issuable under this Agreement for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof (except as contemplated by the Rights Agreement) and understands that the Shares are being offered under an exemption contained in Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act"), upon reliance on such representation. Seller is an "accredited investor" as such term is defined in Rule 501(a) under the Securities Act. Seller understands that the Shares which are issuable hereunder, have not been, and will not as of the Closing Date be, registered under the Securities Act. Seller acknowledges that the Shares have not been registered under the Securities Act and, accordingly, Seller may dispose of the Shares only pursuant to an effective registration statement under the Securities Act or an exemption therefrom or as otherwise provided in the Rights Agreement. Seller is aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of shares subject to the satisfaction of the requirements set forth therein. Notwithstanding the foregoing, Seller may distribute the Shares and/or Warrants to its direct or indirect owners as a divided or distribution without the payment of consideration.

                                   ARTICLE 4.
                     REPRESENTATIONS AND WARRANTIES OF BUYER

     As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer represents and warrants to Seller as follows:

     4.1 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. Buyer has all requisite corporate power and authority to own or lease its properties and assets and to conduct its business as presently conducted.

     4.2 Authority to Effect Transactions. Buyer has all requisite corporate power and authority to execute, deliver and perform this Agreement and the Ancillary Agreements. All necessary corporate action on the part of Buyer has been duly taken to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements. This Agreement has been duly authorized, executed and delivered by Buyer, and is the legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms. Each of the Ancillary Agreements have been duly authorized by Buyer and, upon execution and delivery by Buyer as contemplated hereby, will be the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms.

     4.3 Effect of Agreements. Except for any such violation, conflict, breach or default as would not be material, and assuming the expiration or termination of any applicable waiting period under the Act, the execution and delivery by Buyer of this Agreement and the Ancillary Agreements, and the performance by Buyer of its obligations hereunder and thereunder, will not violate any provision of law, any order of any court or other agency of government, the Certificates of Incorporation or By-laws of Buyer (or equivalent governing instruments), or any judgment, award or decree or any indenture, agreement or other instrument to which Buyer is a party or by which Buyer or its properties or assets are bound or affected, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under, any such indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of Buyer.

     4.4 Shares. The Shares and shares of ABC Common Stock issuable upon exercise of the Warrant (the "Warrant Shares") (i) have been duly authorized, and upon issuance pursuant to Section 2.2(b) hereof, will be validly issued, fully paid, non-assessable and, except as set forth in the Rights Agreement, will not have been issued in violation of the preemptive or similar rights of any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Entity or other entity and (ii) Buyer, with respect to the Warrant Shares, will reserve such shares for issuance.

     4.5 Title to Shares. The Shares and Warrant Shares are free and clear of any mortgages, deeds of trusts, liens, pledges, charges, encumbrances, security interests, options, rights of first refusal, easements, restrictive covenants, encroachments or any other restrictions or third-party rights (collectively, "Encumbrances"). Upon issuance of the Shares to Seller in accordance with the terms of Section 2.2(b) hereof, Seller will receive valid and marketable title to the Shares free and clear of all Encumbrances, other than those set forth in the Rights Agreement and as imposed by applicable federal and state securities laws.

     4.6 SEC Filings; Financial Statements. Buyer has made, or will make within the applicable time period set forth in the Securities Act or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), all filings required to be made with the Securities and Exchange Commission (the "SEC") since October 27, 1997 and has delivered or made available to Seller true, correct and complete copies of Buyer's (a) Annual Report on Form 10-K for the year ended December 31, 1997 (the "Buyer 1997 Form 10-K"), as filed with the SEC, (b) proxy statements relating to all of Buyer's meetings of stockholders (whether annual or special) since October 27, 1997 and (c) all other reports, statements and registration statements (including Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed by Buyer with the SEC since October 27, 1997 (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the "Buyer SEC Filings"). As of their respective dates, Buyer SEC Filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Buyer included or incorporated by reference in Buyer 1997 Form 10-K and Buyer's Quarterly Report on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998 have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes to such financial statements) and fairly present in all material respects the consolidated financial position of Buyer at the respective dates thereof and the consolidated results of operations and cash flows for the respective periods then ended (subject, in the case of unaudited interim financial statements, to normal year-end adjustments and the exclusion of notes and other disclosures that may be required in audited annual financial statements). As of the date hereof, Buyer is eligible to use Form S-3 under the Securities Act.

     4.7 Capitalization. As of the date hereof, the authorized capital stock of Buyer is as disclosed in the Buyer SEC Filings. Except as disclosed in the Buyer SEC Filings or as set forth on Schedule 4.7, no shares of capital stock of Buyer are authorized, reserved for issuance or issued and outstanding. All issued and outstanding shares of ABC Common Stock have been duly authorized and are validly issued, fully paid, nonassessable and free of preemptive rights. Except as disclosed in the Buyer SEC Filings or as set forth in Schedule 4.7, Buyer does not have outstanding any subscription, option, put, call, warrant or other right or commitment to issue or any obligation or commitment to redeem or purchase, any of its authorized capital stock or any securities convertible into or exchangeable for any of its authorized capital stock. Except as disclosed in the Buyer SEC Filings, there are no shareholder agreements, voting agreements, voting trusts or other similar arrangements to which Buyer is a party which have the effect of restricting or limiting the transfer, voting or other rights associated with the capital stock of Buyer.

     4.8 Certificate of Incorporation. Buyer has heretofore delivered to Seller copies of the Certificate of Incorporation and By-laws of Buyer as in effect on the date hereof. The minute book of Buyer, which has been made available to Seller for its inspection contain all existing records of meetings and consents in lieu of meetings of the board of directors (and any committee thereof) of Buyer and of stockholders since the time of its organization and accurately reflect all transactions referred to in such minutes and consents in lieu of meeting except as set forth in Schedule 4.8.

     4.9 Absence of Certain Developments. Since December 31, 1997, except as otherwise set forth on Schedule 4.9 hereto and except for the transactions contemplated hereby, Buyer has conducted its business in the ordinary course of business, consistent with past practice, and except in connection with this Agreement and the transactions contemplated hereby, has not suffered any material adverse change in the business, assets, liabilities, financial condition or results of operations of Buyer's business taken as a whole (a "Buyer Material Adverse Change"); provided that a change in economic conditions or response declines or any other changes in sales behavior which are not related to policy or promotional changes instituted by Buyer shall not be deemed to give rise to a Buyer Material Adverse Change; and provided, further, that the effects of competition or changes in prices of products shall not constitute a Buyer Material Adverse Change. Further, Buyer has not entered into any agreement or commitment to take any action not consistent with this Section 4.9.

     4.10 Litigation. There is no action, suit, investigation or proceeding pending or, to the knowledge of Buyer, threatened against or affecting Buyer before any court or by or before any governmental body or arbitration board or tribunal that might enjoin or prevent the consummation of the transactions contemplated by this Agreement.

     4.11 Governmental Approvals. No approval, authorization, consent or order or action of or filing with any court, administrative agency or other governmental authority, other than the expiration or termination of any applicable waiting period under the Act, is required for the execution and delivery by Buyer of this Agreement or the Ancillary Agreements or the consummation by Buyer of the transactions contemplated hereby or thereby.

     4.12 Broker's or Finder's Fees. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Buyer directly with Seller, without the intervention of any person on behalf of Buyer in such a manner to give rise to any claim by any person against Seller for a finder's fee, brokerage commission or similar payment.

                                   ARTICLE 5.
                                   COVENANTS

     5.1 Covenants of Seller.

     (a) Seller agrees that, at all times between the date hereof and the Closing Date, unless Buyer and Seller shall otherwise agree in writing, and except as set forth in Schedule 5.1, Seller shall use its commercially reasonable efforts to:

          (i) manage the Purchased Assets only in the usual, regular and ordinary manner generally consistent with past practices taken as a whole; provided that Seller shall obtain the prior written consent of Buyer, which consent will not be unreasonably delayed or withheld, prior to incurring any obligation, or a related series of obligations, in excess of $100,000 to be included in the Assumed Liabilities;

          (ii) maintain the books of account and records exclusively relating to the Purchased Assets in the usual, regular and ordinary manner, on a basis consistent with past practice, and comply with all material laws applicable to the conduct of the Business with respect to the Purchased Assets and perform its material obligations relating to the Business with respect to the Purchased Assets without default;

          (iii) Seller will not make any wholesale, remainder or other bulk sale of any portion of its Inventory to a third-party purchaser unless making appropriate provisions to cause all accounts receivable (and proceeds) derived therefrom to be included in the Purchased Assets in accordance with the provisions of Section 1.1(a)(vii) herein, and will not factor, sell, encumber or otherwise dispose of any accounts receivable or offer on a widespread basis discounts or similar incentives to accelerate the collection of accounts receivable; and

          (iv) not agree, commit or arrange to take any action not consistent with the foregoing.

     (b) Between the date of this Agreement and the Closing Date, Seller shall afford to the officers, employees, consultants, attorneys, agents, accountants and other representatives ("Agents") of Buyer and the lender to Buyer or its Affiliates (the "Buyer's Lender") access, during regular business hours and upon reasonable advance written notice, to the assets, books and records of Seller relating exclusively to those assets set forth in Section 1.1(a) hereof, other than those assets set forth in Section 1.1(a)(viii) hereof, subject to reasonable rules and regulations of Seller, and furnish to Buyer, Buyer's Agents or Buyer's Lender, after delivery to Buyer of the Seller Financial Statements (as defined in Section 5.6(b) hereof), interim financial statements, which shall be prepared on a basis consistent with the preparation of the Financial Statements, as Buyer may reasonably request. No investigation by or on behalf of Buyer shall affect the representations and warranties of

Seller hereunder. Buyer agrees to abide by the terms of Section 5.4 hereunder with respect to such access and any information furnished pursuant to this
Section 5.1(b).

     (c) Except as otherwise provided in the Ancillary Agreements, as soon as practicable after the expiration of the Transitional Services Agreement (the "Services Termination Date"), Seller shall delete or destroy all copies of the Masterfile Database in Seller's possession or control except as set forth in the next sentence provided that Buyer agrees that it will maintain copies of the Masterfile Database as of the (i) Closing Date and (ii) Services Termination Date. Seller will not be obligated to delete any information contained in Seller's (i) credit screening files, (ii) customer service correspondence files,
(iii) decision support systems that are used exclusively for analytical purposes, (iv) management reporting abstracts or (v) other lists, files or databases historically maintained by Seller that may contain information that is also contained in the Masterfile Database; provided, that, Seller will not use any information contained in the above files that relate exclusively to audio book club accounts for the mailing of advertising or promotional materials to those accounts or for any list rentals of those accounts. Buyer shall provide Seller with access during normal business hours to the information contained in the Masterfile Database, within two business days after written request by Seller, for use in the winding down of the Business, relationships with customers with respect to periods on or prior to the Services Termination Date, application and credit evaluation, adverse claims or litigation and tax matters, and for such other purposes as Seller may reasonably request in writing.

     5.2 Covenants of Buyer.

     (a) Buyer agrees that, at all times between the date hereof and the Closing Date, unless Seller and Buyer shall otherwise agree in writing, and except as set forth in Schedule 5.2, Buyer shall:

          (i) use  commercially  reasonable  efforts  to  operate  its  existing
     business  only  in  the  usual,   regular  and  ordinary  manner  generally
     consistent with past practices taken as a whole;

          (ii) not amend or propose to amend its Certificate of Incorporation or By-laws (or equivalent governing instruments) in any manner that would adversely affect Seller's rights if Seller were a stockholder at the time thereof;

          (iii) not recapitalize, split, combine or reclassify any shares of ABC Common Stock unless appropriate adjustments reasonably acceptable to Seller are made to the number and kind of Shares, and the number and kind of shares of ABC Common Stock and exercise price under the Warrant, to provide Seller with the benefit of such transactions;

          (iv) not declare, pay or set aside for payment any dividend or other distribution in respect of any ABC Common Stock, or redeem, purchase or otherwise acquire any shares of ABC Common Stock;

          (v) not acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other means, any business or any corporation, partnership, joint venture, association, or other business organization or division thereof unless appropriate adjustments are made to the number and kind of Shares, and the number and kind of shares of ABC Common Stock and exercise price under the Warrant, to provide Seller with the benefit of such transactions; and

          (vi) not agree, commit or arrange to do any of the foregoing except to the extent that Seller is provided with the benefits of any such agreement, commitment or arrangement.

     (b) Between the date of this Agreement and the Closing Date, Buyer shall afford to the Agents of Seller access, during regular business hours and upon reasonable advance written notice, to the assets, books and records of Buyer, subject to reasonable rules and regulations of Buyer, and from time to time furnish to Seller or Seller's Agents such financial and operating data and other information concerning the results of operations of Buyer's business as Seller may reasonably request including all interim financial statements with respect to Buyer's business. No investigation by or on behalf of Seller shall affect the representations and warranties of Seller hereunder. Seller agrees to abide by the terms of Section 5.3 hereunder with respect to such access and any information furnished pursuant to this Section 5.2(b).

     (c) SEC Filings. Notwithstanding anything in the Rights Agreement to the contrary, Buyer agrees that it will use commercially reasonable efforts to file with the SEC, within the time periods specified in the SEC's rules and regulations, (i) all quarterly and annual financial information required to be filed with the SEC on Forms 10-Q and 10-K, (ii) all current reports required to be filed with the SEC on Form 8-K and (iii) any other information required to be filed with the SEC. Further, Buyer agrees that it will, for so long as any Shares or Warrants Shares remain outstanding, use commercially reasonable efforts to qualify for use of Form S-3 under the Securities Act.

     5.3 Hart-Scott-Rodino. Each of the parties shall file, or shall cause its "ultimate parent entity," as defined in the Act, to file, and shall assist the other party in filing, any Notification and Report forms and related material that it may be required to file under the Act; will use its best efforts to obtain an early termination of the applicable waiting period; and will make any further filings pursuant thereto that may be necessary, proper or advisable in connection therewith.

     5.4 Confidentiality. The contents of this Agreement and the Ancillary Agreements, and all information provided by either party to the other, whether or not marked confidential, shall be governed by the Confidentiality Agreement, dated July 8, 1998, between Buyer and Seller, and any amendments thereto (the "Confidentiality Agreement"). If, at any time, counsel to Buyer shall determine that a press release or other public announcement of the transactions contemplated by this Agreement shall be required by the federal securities laws on account of Buyer's status as a reporting company thereunder, Buyer shall inform Seller in writing and release the press release substantially to the effect set forth in Exhibits G(1) and G(2) hereto (with any changes thereto subject to the written consent of Seller, whose consent shall not be unreasonably withheld). No other press release or other public announcement of the transactions contemplated by this Agreement materially different than the press release set forth in Exhibits G(1) and G(2) hereto will be made or authorized, directly or indirectly, by either party hereto without the prior written approval of the other party.

     5.5 Allocation of Purchase Price. For all federal, state and local tax purposes, Buyer and Seller agree to allocate the Purchase Price (i) as to a portion thereof, to the covenants and agreements of Seller contained in the Non-Compete Agreement and (ii) as to the balance, in the manner reasonably determined by Buyer, but subject to the written approval of Seller, which approval shall not be unreasonably withheld. Within 180 days following the Closing Date, Buyer shall deliver to Seller a schedule (the "Allocation Schedule") allocating the Purchase Price (including, for the purpose of this
Section 5.5, any other consideration paid to Seller, including any liabilities assumed pursuant hereto) among the Purchased Assets and the covenant not to compete granted pursuant to the Non-Compete Agreement. The Allocation Schedule shall be reasonably prepared by Buyer, in accordance with Section 1060 of the Code and the regulations thereunder, but subject to the written approval of Seller, which approval shall not be unreasonably withheld.

     5.6 Preparation of Certain Financial Information.

     (a) In contemplation of and in order to comply with the rules and regulations (the "SEC Rules") of the Securities and Exchange Commission (the "SEC"), Seller shall use its reasonable efforts to cause PricewaterhouseCoopers LLP ("Pricewaterhouse"), the independent accountants of Seller, to prepare (i) audited carve out balance sheets of the Business as of December 20, 1996 and December 19, 1997 and (ii) audited carve out statements of operations and statements of cash flows of the Business for the years ended December 20, 1996 and December 19, 1997 (the "Audited Financial Statements") and to provide all necessary assistance with respect thereto, it being understood and agreed by Seller that such assistance shall include, without limitation, (i) providing Buyer and its representatives with all necessary financial information and data relating to the Business for such periods, (ii) making available to Buyer all employees of Seller necessary to assist in the preparation of such financial statements, and (iii) if requested by Pricewaterhouse, delivering a management representation letter reasonably acceptable to Pricewaterhouse.

     (b) Seller shall prepare and use its reasonable efforts to cause Pricewaterhouse to review (i) unaudited carve out balance sheets of the Business as of September 20, 1998 and (ii) unaudited carve out statements of operations and statements of cash flows of the Business for the nine months ended September 20, 1998 (the "Financial

Statements" and, together with the Audited Financial Statement, the "Seller Financial Statements").

     (c) The fees and  expenses  of  Pricewaterhouse  in  preparing  the  Seller
Financial Statements as provided in this Section 5.6 shall be borne (and reimbursed) by Buyer in an amount up to $100,000 in accordance with the August 14, 1998 letter agreement by and between Buyer and Seller regarding the subject matter hereof.

     (d) After the Closing Date, Buyer shall afford the representatives of Seller reasonable access during normal business hours to such books of account and other financial records of Buyer pertaining to the Business and acquired by Buyer pursuant to this Agreement as Seller may reasonably request in order to prepare, file, amend or respond to questions of any governmental authority relating to its financial statements and Tax Returns for any period or portion thereof that Seller owned the Business. Seller shall compensate Buyer for its out-of-pocket expenses incurred in assisting Seller pursuant to this Section 5.6(c).

     (e) After the Closing Date, as soon as reasonably practicable, Seller shall reasonably cooperate with the Buyer and Pricewaterhouse to enable Pricewaterhouse to prepare (i) an audited carve out balance sheet of the Business as of December 18, 1998 and (ii) audited carve out statements of operations and statements of cash flows of the Business for the year ended December 18, 1998 and all necessary notes and other disclosures consistent with the statements and information provided for the year ended December 19, 1997. Buyer shall be solely responsible for all expenses incurred in connection with
(i) and (ii), including, without limitation, Seller's out of pocket expenses incurred as a result of such cooperation and all fees and expenses of Pricewaterhouse; provided, however, Buyer shall not be responsible for any salary or other expenses related to the personnel of Seller. Such cooperation shall include, without limitation (i) providing Pricewaterhouse with all necessary financial information, data, work papers and analyses relating to the Business for the period concerned; and (ii) making available to Pricewaterhouse all employees of Seller necessary to assist in the preparation of such financial information, data, work papers, analyses and financial statements consistent with the information provided and cooperation provided for the audit of the financial statements for the year ended December 19, 1997.

     5.7 Further Assurances. (a) From time to time following the Closing Date, Seller shall (i) execute and deliver, or cause to be executed and delivered to Buyer, such other instruments of assignment, conveyance and transfer as Buyer may reasonably request or as may be otherwise necessary effectively to convey and transfer to, and vest in, Buyer and put Buyer in possession of, any part of the Purchased Assets and (ii) take any other actions necessary to reflect Buyer's ownership of the Purchased Assets as of the Closing Date.

     (b) With respect to any Purchased Assets that cannot be physically delivered to Buyer because they are in the possession of third parties, or otherwise, Seller shall give irrevocable instructions to the party in possession thereof, if such be the case, with copies to Buyer, that all right, title, and interest therein have been vested in Buyer and that the same are to be held for Buyer's exclusive use and benefit.

     (c) Seller shall use commercially reasonable efforts to promptly remit payments received by Seller after the Closing Date with respect to accounts receivable transferred to Buyer pursuant to Section 1.1(a)(vii) herein provided that in any event Seller shall remit the payment concerned no later than thirty
(30) days after receipt.

     5.8 No Solicitation; Acquisition Proposals. Upon execution of this Agreement until the Closing Date or until this Agreement is terminated as provided in Article 8, Seller will not directly or indirectly (i) solicit or initiate (including by way of furnishing any information) discussions with or
(ii) enter into negotiations or agreements with, or furnish any information to, any corporation, partnership, person or other entity or group (other than Buyer, an affiliate of Buyer or its authorized representatives pursuant to this Agreement) concerning any proposal for a merger, sale of substantial assets or other takeover or business combination transaction, which, if consummated, would prevent Seller from consummating the purchase and sale contemplated hereby (an "Acquisition Transaction"); and Seller will instruct its officers, directors, advisors and other financial and legal representatives and consultants not to take any action contrary to the foregoing provisions of this sentence. Seller will notify Buyer promptly in writing if Seller becomes aware that any inquiries or proposals are received by, any information is requested from, or any negotiations or discussions are sought to be initiated with Seller with respect to an Acquisition Transaction and will immediately after receipt provide to Buyer a copy of any letter, proposal or other document in which any proposal for an Acquisition Transaction is made or expressed. Seller will immediately cease any existing activities, discussions or negotiations with any third parties which may have been conducted on or prior to the date hereof with respect to an Acquisition Transaction and shall direct and use reasonable efforts to cause its officers, advisors and representatives not to engage in any such activities, discussions or negotiations.

     5.9 Employees. Buyer shall have no obligation to employ any employees of Seller.

     5.10 Reasonable Efforts; Additional Actions. Upon the terms and subject to the conditions of this Agreement, including Section 1.1(b) hereof, each of the parties hereto shall use all commercially reasonable best efforts to take, or cause to be taken, all action, and to do or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including using all reasonable efforts to (a) effect promptly all necessary or appropriate registrations and filings with governmental or taxing authorities, including, filings and submissions pursuant to the Act and the Securities Act, (b) defend any lawsuit or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transaction contemplated hereby and (c) fulfill or cause the fulfillment of conditions precedent to the other party's obligations hereunder.

     5.11 Notification of Certain Matters. Each of the parties hereto shall give written notice to the other party, promptly upon becoming aware of (i) the occurrence of a Material Adverse Change or a Buyer Material Adverse Change, as appropriate, (ii) any occurrence, or failure to occur, of any event, which occurrence or failure to occur has caused or could reasonably be expected to cause any representation or warranty in this Agreement to be untrue or inaccurate in any material respect at any time after the date hereof and prior to the Closing Date or (iii) any material failure on the part of either party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such party hereunder; provided that the delivery of any notice pursuant to this Section 5.11 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

                                   ARTICLE 6.
                              CONDITIONS PRECEDENT

     6.1 Conditions Precedent to the Obligations of Buyer. The obligations of Buyer under this Agreement are subject, at the option of Buyer, to the satisfaction at or prior to the Closing Date of each of the following conditions:

     (a) Accuracy of Representations and Warranties. The representations and warranties of Seller contained in this Agreement or in any certificate or document delivered to Buyer pursuant hereto shall be true and correct in all material respects on and as of the Closing Date as though made at and as of that date, except to the extent specifically made as of an earlier date and except that any such representations and warranties that by their terms are qualified by a "materiality" or similar standard should be true and correct in all respects, and Seller shall have delivered to Buyer a certificate to that effect.

     (b) Material Adverse Change. Since the date hereof, there has been no Material Adverse Change.

     (c) Compliance with Covenants. Seller shall have performed and complied in all material respects with all terms, agreements, covenants and conditions of this Agreement to be performed or complied with by it at or prior to the Closing Date, and Seller shall have delivered to Buyer a certificate to that effect.

     (d) Opinion of Counsel for Seller. Buyer shall have received the favorable opinion from Paul, Weiss, Rifkind, Wharton & Garrison, counsel to Seller, and Andrew J. Gerber, Esq., General Counsel of Seller, each dated the Closing Date, substantially to the effect set forth in Annexes A and B hereto.

     (e) Legal Actions or Proceedings. No legal action or proceeding shall have been instituted or threatened which would reasonably be expected to restrain, prohibit or invalidate the consummation of the transactions contemplated hereby or which would reasonably be expected to cause a Material Adverse Change.

     (f)  Regulatory   Approvals.   All  applicable  waiting  periods  (and  any
extensions thereof) under the Act shall have expired or otherwise been terminated.

     (g) Ancillary Agreements. Seller shall have executed and delivered the Ancillary Agreements and, subject to Buyer's execution thereof, said Agreements shall be in full force and effect as of the Closing Date.

     (h) Supporting Documents. Buyer and its counsel shall have received a certificate of a representative of Seller (1) certifying that the Board of Representatives of Seller has authorized the execution, delivery and performance of this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby; and (2) as to the incumbency and specimen signature of each officer of Seller executing this Agreement and any certificate or instrument furnished pursuant hereto, and a certification by another officer of Seller as to the incumbency and signature of the officer signing the certificate referred to in this Section 6.1(h).

     (i) Seller Financial Statements. Buyer shall have received the Audited Financial Statements and Financial Statements prior to the Closing, and the Audited Financial Statements shall reflect the information set forth in Schedule
3.5 hereto.

     6.2 Conditions Precedent to the Obligations of Seller. The obligations of Seller under this Agreement are subject, at the option of Seller, to the satisfaction at or prior to the Closing Date of each of the following conditions:

     (a) Accuracy of Representations and Warranties. The representations and warranties of Buyer contained in this Agreement or in any certificate or document delivered to Seller pursuant hereto shall be true and correct in all material respects on and as of the Closing Date as though made at and as of that date, except to the extent specifically made as of an earlier date and except that any such representations and warranties that by their terms are qualified by a "materiality" or similar standard should be true and correct in all respects, and Buyer shall have delivered to Seller a certificate to that effect.

     (b) Buyer Material Adverse Change. Since the date hereof, there has been no Buyer Material Adverse Change with respect to Buyer's business.

     (c) Compliance with Covenants. Buyer shall have performed and complied in all material respects with all terms, agreements, covenants and conditions of this Agreement to be performed or complied with by them at or prior to the Closing Date, and Buyer shall have delivered to Seller a certificate to that effect.

     (d) Opinions of Counsel for Buyer. Seller shall have received the favorable opinion of Werbel & Carnelutti and Atlas, Pearlman, Trop & Borksin, as appropriate, counsel for Buyer, dated the Closing Date, substantially to the effect set forth in Annex C hereto.

     (e) Legal Actions or Proceedings. No legal action or proceeding shall have been instituted or threatened which would reasonably be expected to restrain, prohibit or invalidate the consummation of the transactions contemplated hereby or which would reasonably be expected to cause a Buyer Material Adverse Change with respect to Buyer's business.

     (f) Seller Released. Seller shall have been released from any obligations under any agreements and contracts assigned to Buyer under this Agreement or Buyer has specifically assumed such obligations.

     (g) Ancillary Agreements. Buyer shall have executed and delivered the Ancillary Agreements and, subject to Seller's execution thereof, said Agreements shall be in full force and effect as of the Closing Date.

     (h) Supporting Documents. Seller and its counsel shall have received copies of the following supporting documents:

          (i) (1) copies of the Certificate of Incorporation of Buyer and all amendments thereto, certified as of a recent date by the Secretary of State of the State of Florida, (2) a certificate of said Secretary of State, with respect to Buyer, dated as of a recent date, as to the due incorporation and good standing of Buyer and listing all documents of Buyer on file with said Secretary; and

          (ii) a certificate of the Secretary or an Assistant Secretary of Buyer dated the Closing Date and certifying: (1) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of Buyer authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby and that all such resolutions are still in full force and effect and are all the resolutions adopted in connection with the transactions contemplated by this Agreement; and (2) as to the incumbency and specimen signature of each officer of Buyer executing this Agreement and any certificate or instrument furnished pursuant hereto, and a certification by another officer of Buyer as to the incumbency and signature of the officer signing the certificate referred to in this paragraph (ii).

                                   ARTICLE 7.
                                 INDEMNIFICATION

     7.1 Indemnity by Seller. Seller agrees that, from and after the Closing Date, it will indemnify and hold harmless Buyer and its successors and assigns and its and their respective officers, directors, controlling persons (if any), employees, attorneys, agents, affiliates, partners and stockholders, in each case past, present, or as they may exist at any time after the date of this Agreement (including Buyer, the "Buyer Indemnitees"), with respect to the matters set forth below in this Section 7.1; provided, however, Seller shall not be liable to Buyer Indemnitees for any losses as set forth in Section 7.1(a)(i) below unless and until the losses thereon exceed an aggregate amount equal to $100,000 (the "Basket") and then only for any and all such losses without regard to the Basket, but only up to an amount equal to $16.0 million; provided, further, Seller shall be liable for all losses arising (i) as a result of a breach of Sections 3.7 and 3.8 herein up to an amount equal to the Cash Amount and (ii) out of Sections 7.1(a)(ii), 7.1(a)(iii) and 7.1(b) herein. Notwithstanding anything in this Agreement to the contrary, Seller agrees to indemnify and hold harmless Buyer Indemnitees against and in respect of any and all:

     (a)  claims,   suits,   actions,   proceedings   (formal   and   informal),
investigations, judgments, deficiencies, damages, settlements, liabilities, losses, costs and reasonable legal and other expenses arising out of or based upon (i) any breach of any representation, warranty, covenant or agreement of Seller contained in this Agreement or in any other agreement executed and delivered by Seller hereunder or in connection herewith, (ii) any Retained Liabilities and (iii) the waiver by Buyer of compliance by Seller with the provisions of applicable bulk sales laws; and

     (b) claims, suits, actions and proceedings (formal and informal) of persons not a party to this Agreement and related investigations, judgments, deficiencies, damages, settlements, liabilities, losses, costs and reasonable legal and other expenses arising from events occurring prior to the Closing Date relating to the Purchased Assets (other than Assumed Liabilities).

     7.2 Indemnity by Buyer. Buyer agrees that, from and after the Closing Date, it will indemnify and hold harmless Seller and its successors and assigns and their respective partners, controlling persons (if any), employees, attorneys, agents, affiliates, partners and stockholders, in each case past, present, or as they may exist at any time after the date of this Agreement (including Seller, the "Seller Indemnitees"), with respect to the matters set forth below in this
Section 7.2; provided, however, Buyer shall not be liable to Seller Indemnitees for any losses as set forth below in Section 7.2(a)(i) unless and until the losses thereon exceed an aggregate amount equal to the Basket and then only for any and all such losses without regard to the Basket but only up to an amount equal to $4.5 million (the "Buyer Cap") except as provided in the next sentence; provided, further, Buyer shall be liable for all losses arising (i) as a result of a breach of Sections 4.4 and 4.5 herein or (ii) out of Sections 7.2(a)(ii) and 7.2(b) herein. If Seller is obligated for any reason to return, refund or reimburse all or any portion of the Purchase Price to Buyer (other than any payment by Seller to Buyer pursuant to Section 7.1 herein), or any person claiming through or on behalf of Buyer, Buyer shall indemnify and hold harmless Seller for the amount of the Purchase Price so returned, refunded or reimbursed without regard to the Basket or Buyer Cap. Notwithstanding anything in this Agreement to the contrary, Buyer additionally agrees to indemnify and hold harmless Seller Indemnitees against and in respect of any and all:

     (a)  claims,   suits,   actions,   proceedings   (formal   and   informal),
investigations, judgments, deficiencies, damages, settlements, liabilities, losses, costs and reasonable legal and other expenses arising out of or based upon (i) any breach of any representation, warranty, covenant or agreement of Buyer contained in this Agreement, or in any other agreement executed and delivered by Buyer hereunder or in connection herewith and (ii) the Assumed Liabilities; and

     (b) claims, suits, actions and proceedings (formal and informal) of any party, and related investigations, judgments, deficiencies, damages, settlements, liabilities, losses, costs and reasonable legal and other expenses, arising on or after the Closing Date relating to the Purchased Assets (other than Retained Liabilities) or from Seller's transfer to Buyer hereunder of any of the Purchased Assets transferred in accordance with Section 1.1(b) herein) without having obtained the Consent of such party.

     7.3 Defense of Claims. Any Buyer Indemnitee or Seller Indemnitee (the "Indemnified Party") seeking indemnification under this Agreement shall give to the party obligated to provide indemnification to such Indemnified Party (the "Indemnitor") a written notice (a "Claim Notice") describing in reasonable detail the facts giving rise to any claim for indemnification hereunder within 30 days of learning of the existence of such claim; provided, however, that the Indemnified Party's failure to provide such notice in not more than 30 days shall not preclude the Indemnified Party from being indemnified for such claim or demand, except to the extent that the failure to give timely notice results in a forfeiture of substantive defenses available to the Indemnifying Party. Upon receipt by the Indemnitor of a Claim Notice from an Indemnified Party with respect to any claim of a third party, such Indemnitor may assume the defense thereof with counsel reasonably satisfactory to the Indemnified Party and, in such event, shall agree to pay and otherwise discharge with the Indemnitor's own assets all judgments, deficiencies, damages, settlements, liabilities, losses, costs and legal and other expenses related thereto; and the Indemnified Party shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony and attend all such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. If the Indemnitor does not assume the defense thereof, the Indemnitor shall similarly cooperate with the Indemnified Party in such defense or prosecution. The Indemnified Party shall have the right to participate in the defense or prosecution of any lawsuit with respect to which the Indemnitor has assumed the defense and to employ its own counsel therein, but the reasonable fees and expenses of such counsel shall be at the expense of the Indemnified Party unless (i) the Indemnitor shall not have promptly employed counsel reasonably satisfactory to such Indemnified Party to take charge of the defense of such action or (ii) such Indemnified Party shall have reasonably concluded that there exists a significant conflict of interest with respect to the conduct of such Indemnified Party's defense by the indemnitor, in either of which events such reasonable fees and expenses of one counsel shall be borne by the Indemnitor and the Indemnitor shall not have the right to direct the defense of any such action on behalf of the Indemnified Party. The Indemnitor shall have the right, in its sole discretion, to settle any claim solely for monetary damages for which indemnification has been sought and is available hereunder. The Indemnified Party shall give written notice to the Indemnitor of any proposed settlement of any suit, which settlement the Indemnitor may, if it shall have assumed the defense of the suit, reject in its reasonable judgment within 10 days of receipt of such notice. Notwithstanding the foregoing the Indemnified Party shall have the right to pay or settle any suit for which indemnification has been sought and is available hereunder, provided, that, if the defense of such claim shall have been assumed by the Indemnitor, the Indemnified Party shall automatically be deemed to have waived any right to indemnification hereunder.

     7.4 Exclusive Remedies. Notwithstanding anything in this Agreement to the contrary, the remedies provided in this Section 7 shall be the sole and exclusive remedies from and after the Closing Date for any inaccuracy and for any breach of any representation, warranty, covenant or agreement of, or obligation or liability of, Buyer or Seller; provided, however, that nothing in this Section 7.4 shall be construed to limit any right or remedy that Buyer or Seller may have with respect to fraud or willful misconduct.

     7.5 Survival. Except as otherwise provided, the representations and warranties of the parties hereto contained in this Agreement, the covenant contained in Section 5.11 and all claims and causes of action with respect to the foregoing shall expire eighteen months from the Closing Date, except that
(i) the representations and warranties in Sections 3.2 (Authority to Effect Transactions), 3.7 (Title to Properties, Absence of Liens and Encumbrances), 4.2 (Authority to Effect Transactions), 4.4 (Shares) and 4.5 (Title to Shares) shall have no expiration date and shall survive indefinitely. In the event a Claim Notice (within the meaning of Section 7.3) for breach of representation or warranty under Section 7.1 or Section 7.2 is given within the applicable survival period, the representations and warranties that are the subject of such indemnification Claim Notice survive solely with respect to such claim until such time as such claim is finally resolved.

     7.6 Damages. Notwithstanding anything in this Agreement to the contrary, the Indemnitor shall not be obligated to indemnify the Indemnified Party with respect to any losses, liabilities, obligations, damages, costs (including costs of investigation) and expenses (including reasonable attorneys' and other professionals' fees and expenses) (collectively, the "Losses") to the extent of any proceeds received in connection with any such Losses by the Indemnified Party under any insurance policy of the Indemnified Party. Notwithstanding anything in this Agreement to the contrary, in no event whatsoever shall either the Seller or Buyer be entitled to make a claim against the other party (the "Non-Complying Party") for lost profits or other consequential, incidental, indirect, special or punitive damages ("Special Losses") by reason of a failure by the Non-Complying Party to comply with this Agreement in any instance, other than (i) in the case of fraud or willful misconduct or (ii) as set forth in the next sentence. In the case of any breach of Sections 3.5, 3.7 or 3.8 herein, if Buyer's actual damages arising solely with respect to a breach or breaches of any such Section or Sections, are greater than $6.0 million, individually or in the aggregate (the "Actual Damages Threshold"), then Buyer shall be entitled to make a claim against Seller for Special Losses by reason of such breach; provided that in no event shall Seller be obligated to indemnify Buyer in respect of such Special Losses in excess of $6.0 million (the "Special Losses Cap") in the aggregate for all such Special Losses; and provided, further, that in the event the Masterfile Database contains less than: (i) 155,000 Announceable Names but more than 135,000 Announceable Names, then Buyer, at its option, shall be entitled to (A) receive from Seller $55.00 per Announceable Name for the shortfall (between 154,999 and the actual amount of Announceable Names); or (B) if the Actual Damages Threshold is exceeded, make a claim against Seller for Special Losses by reason of such breach up to the Special Losses Cap (subject to the Basket); and (ii) 135,000 Announceable Names, then Buyer shall be entitled to (A) receive from Seller $55.00 per Announceable Name for the shortfall (between 154,999 Announceable Names and the actual amount of Announceable Names) and (B) if the Actual Damages Threshold is exceeded, make a claim against Seller for Special Losses by reason of such breach (in each case, subject to the next sentence). The amount of such Special Losses and payments in respect of (i)(A) and ii(A) above shall be taken into account in determining whether the Basket shall have been exceeded and Seller's maximum liability under the relevant provisions of the introductory paragraph of Section
7.1 shall have been reached.

     7.7 Owners or Affiliates of Seller. Except in the event of (a) an assignment permitted pursuant to Section 9.7(b) herein, (b) an assignment to an affiliate or owner by operation of law (i.e., as a result of a merger or consolidation) or (c) a sale of all or substantially all of the assets of Seller to an affiliate or owner, Buyer acknowledges that the obligations and liabilities of Seller arising out of or relating to: (i) this Agreement; (ii) the Purchased Assets; (iii) the Business; or (iv) any other transaction contemplated hereby (other than the Ancillary Agreements which will be governed by the terms thereof), whether arising before, on or after the Closing Date and whether known or unknown, actual, fixed, contingent or otherwise, shall not be binding upon, enforceable against or extend to the owners or affiliates of Seller.

     7.8 Put Amount. In the event that Seller is required to make payment to Buyer under Section 7.1 hereof for reasons other than fraud or willful misconduct pursuant to a final order of a court of competent jurisdiction not subject to further appeal (a "Section 7.1 Payment"), Seller shall: (a) deposit in an escrow account held by a commercial bank reasonably acceptable to the parties an amount (the "Escrow Amount") equal to the Section 7.1 Payment or the Buyer's then current obligation under the Stockholders Put Right (as defined in the Rights Agreement) ("Put Amount"), whichever is less; and (b) promptly pay to Buyer the amount, if any, by which the Section 7.1 Payment exceeds the Put Amount. In addition, as the Buyer's then current obligation under the Stockholders Put Right is reduced whether by (i) the lapsing or reduction of Stockholder Put Rights by time or by sale of ABC Common Stock by Seller (or the Stockholders) or (ii) the payment by Buyer to Seller and Stockholders of its obligations under the Stockholder Put Right, the amount by which such obligation is reduced shall be promptly paid from the Escrow Amount to the Buyer. In the event Buyer fails to pay any amount under the Stockholders Put Right when due (without giving effect to the final sentence of Section 5(e) of the Rights Agreement), such amount shall be promptly paid from the Escrow Amount to the Seller in satisfaction of Buyer's obligation to pay such amount.

                                   ARTICLE 8.
                                  TERMINATION

     8.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

     (a) by Buyer, if the conditions set forth in Section 6.1 shall not have been complied with or performed in any material respect by Seller on or before January 6, 1999 and such noncompliance or nonperformance shall not have been waived, cured or eliminated (or by its nature cannot be cured or eliminated);

     (b) by Seller, if the conditions set forth in Section 6.2 shall not have been complied with or performed in any material respect by Buyer on or before January 6, 1999 and such noncompliance or nonperformance shall not have been waived, cured or eliminated (or by its nature cannot be cured or eliminated);

     (c) by Buyer or Seller, in the event the Closing Date has not occurred on or prior to the close of business on or before January 6, 1999 or such later date as the parties hereto may agree in writing (unless such event has been caused by the breach of this Agreement by the party seeking such termination);

     (d) by either Seller or Buyer if (i) there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the transactions contemplated by this Agreement or (ii) there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the transactions contemplated by this Agreement by any governmental entity which would make consummation of the transactions contemplated by this Agreement illegal; or

     (e) by either Seller or Buyer if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the transactions contemplated by this Agreement by any governmental entity, which would (i) prohibit Buyer's ownership or operation of all or a material portion of the Purchased Assets, or compel Buyer to dispose of or hold separate all or a material portion of the Purchased Assets or of Buyer and its subsidiaries taken as a whole, as a result of the transactions contemplated by this Agreement or (ii) render Seller or Buyer unable to consummate the transactions contemplated by this Agreement, except for any waiting period provisions.

     8.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1 hereof, this Agreement shall thereafter become void and have no effect, and no party hereto shall have any liability to the other party hereto or its stockholders, directors or officers in respect thereof, except that in the event of any breach hereof by either party, the other party shall be entitled to any remedy available to it at law or in equity, including specific performance. Notwithstanding the foregoing, in the event of the termination of this Agreement pursuant to Section 8.1(b) (other than as a result of a material breach of this Agreement by Seller), Seller shall retain the Transaction Fee, which shall constitute Buyer's payment to Seller of liquidated damages, and Buyer shall have no further liability to Seller by reason of such termination. Such liquidated damages are the sole remedy available to Seller by reason of such termination.

                                   ARTICLE 9.
                                  MISCELLANEOUS

     9.1 Bulk Sales Laws. Buyer waives compliance by Seller with any applicable bulk sales law by Seller.

     9.2 Expenses. Each party hereto shall pay its own expenses incident to the negotiation, preparation and consummation of this Agreement and all other agreements, instruments and documents executed and delivered by it hereunder or in connection herewith, including all fees and expenses of its or their respective counsel and accountants, whether or not the transactions contemplated hereby or thereby are consummated provided that, (i) Buyer shall bear the expenses of the audit pursuant to Section 5.6 and (ii) on the Closing Date, Buyer shall reduce the Cash Amount in an amount equal to one-half of the filing fee for the "Notification and Report Form For Certain Mergers and Acquisitions" under the Act ($22,500).

     9.3 Further Actions. At any time and from time to time after the Closing, each party hereto agrees, at its own expense (except as otherwise provided herein), to take such actions and to execute and deliver such documents as may be reasonably necessary to effectuate the purposes of this Agreement.

     9.4 Entire Agreement; Modification. This Agreement (including the Disclosure Schedules, Exhibits and Annexes attached hereto) sets forth the entire understanding of the parties with respect to the subject matter hereof, supersedes all existing agreements among them concerning such subject matter and may be modified only by a written instrument duly executed by each party hereto.

     9.5 Notices. Any notice given pursuant to this Agreement to any party hereto shall be deemed to have been duly given when mailed by registered or certified mail, return receipt requested, or by overnight courier, or when hand delivered as follows:

                  If to Seller:

                           The Columbia House Company
                           1221 Avenue of the Americas
                           New York, New York  10020-1090
                           Attention: General Counsel

                           -and-

                           The Columbia House Company
                           1221 Avenue of the Americas
                           New York, New York  10020-1090
                           Attention: Chief Financial Officer

                  with a copy to;

                           Paul, Weiss, Rifkind, Wharton & Garrison
                           1285 Avenue of the Americas
                           New York, New York  10019-6064
                           Attention: James H. Schwab, Esq.

                  If to Buyer:

                           Audio Book Club, Inc.
                           20 Community Place
                           P.O. Box 2346
                           Morristown, New Jersey  07962-2346
                           Attention:  Norton Herrick, CEO

                           -and-

                           The Herrick Company, Inc.
                           Corporate Blvd, N.W.
                           Suite 222
                           P.O. Box 5010
                           Boca Raton, FL  33431-0810
                           Attention:  Norton Herrick, CEO

                  with a copy to;

                           Werbel & Carnelutti
                           711 Fifth Avenue
                           New York, New York  10022
                           Attention: Guy N. Molinari, Esq.

or at such other address as either such party shall from time to time designate by written notice, in the manner provided herein, to the other party hereto. All references to days in this Agreement shall be deemed to refer to calendar days, unless otherwise specified.

     9.6 Waiver. Any waiver must be in writing, and any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of that provision or of any breach of any other provision of this

Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions will not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

     9.7 Binding Effect; Assignment. (a) Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto without the prior written consent of the other party, and any purported assignment without such consent shall be void, except that (i) either party may assign any and all of its rights and remedies and delegate its obligations under this Agreement to an affiliate without the consent of the other party as long as such affiliate agrees in writing to be bound by the terms of this Agreement and (ii) Buyer may grant a security interest in its rights under this Agreement to Fleet National Bank, as administrative agent (the "Agent"), in connection with the financing of the transactions contemplated by this Agreement (although receipt of such financing shall not be deemed to be a condition to closing hereunder); provided, that the Agent will not be entitled to exercise any rights granted to Buyer in connection with the transactions contemplated by this Agreement unless an "Event of Default" under the relevant financing documents has occurred or been declared and is continuing. By agreeing to the granting of a security interest in this Agreement to the Agent in connection with the financing of the transactions contemplated by this Agreement, Seller does not incur any obligations to the Agent Bank those set forth herein or therein or agree to grant the Agent any additional rights herein; provided, further, any foreclosure on the assets concerned will be deemed a Change of Control with respect to Buyer as set forth in Section 14(c) of the Mailing Agreement. No assignment or delegation shall relieve the assigning or delegating party hereto of its obligations hereunder.

     (b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their permitted successors and assigns.

     9.8 Separability. If any provision of this Agreement is invalid, illegal or unenforceable, such provision shall be ineffective to the extent, but only to the extent of, such invalidity, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement, unless such a construction would be unreasonable.

     9.9 Headings. The headings in this Agreement are solely for convenience of reference and shall be given no effect in the construction and interpretation of this Agreement.

     9.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     9.11 Return of Information. If for any reason whatsoever the transactions contemplated by this Agreement are not consummated, the parties hereto shall, in addition to satisfying the requirements of the Confidentiality Agreement, or any amendment thereto, promptly return to the other party or destroy (and certify to such party the return or destruction of) all books and records and other information furnished by or on behalf of Buyer, Seller or their respective Agents (including all copies, if any, thereof), and shall not use or disclose the information contained in such books and records for any purpose or make such information available to any other entity or person.

     9.12 Sections of Disclosure Schedule. The disclosure of any matter in any section of the Disclosure Schedule shall be deemed to be a disclosure for all purposes of the Disclosure Schedule to which such matter could reasonably be expected to be pertinent, but shall expressly not be deemed to constitute an admission by Seller or Buyer or to otherwise imply that any such matter is material for the purposes of this Agreement.

     9.13 Incorporation by Reference. The Disclosure Schedules, Exhibits and Annexes attached hereto and the letters referred to herein as having been executed or delivered concurrently with the execution of this Agreement are an integral part of this Agreement and are incorporated herein by reference.

     9.14 Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York. Each party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contained in or contemplated by this Agreement or the Ancillary Agreements, whether in tort or contract or otherwise or at law or in equity, exclusively in the United States District Court for the Southern District of New York (the "Chosen Court") and
(i) irrevocably submits to the exclusive jurisdiction of the Chosen Court, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Court and (iii) waives any objection that the Chosen Court is an inconvenient forum or does not have jurisdiction over any party hereto.



                            [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                            THE COLUMBIA HOUSE COMPANY



                            By: _____________________________________
                            Name:  Richard C. Wolter
                            Title: Chairman and Chief Executive Officer


                            AUDIO BOOK CLUB, INC.



                            By: _____________________________________
                            Name: Norton Herrick
                            Title: Chairman and Chief Executive Officer
















                  [SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]